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                                                                    EXHIBIT 99.2

                              THE VIALINK COMPANY

                     1999 STOCK OPTION/STOCK ISSUANCE PLAN

                                AMENDMENT NO. 1

              The viaLink Company 1999 Stock Option/Stock Issuance Plan (the "Plan") is hereby amended as follows:

              1. Paragraph V.A. of Article One of the Plan is hereby amended and restated in its entirety, to read as follows:

                   "A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the increases in Paragraph B below, the maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 20,000,000 shares. Such authorized share reserve consists of (i) 14,433,120 shares previously reserved under the Plan, including shares incorporated from the Predecessor Plans, (ii) 195,696 shares added to the Plan as a result of the January 2000 automatic annual increase plus
        (iii) an increase of 5,371,184 shares authorized by the Board but subject to stockholder approval at the 2000 Annual Stockholders Meeting."

              2. Paragraph V.B. of Article One is hereby amended and restated in its entirety, to read as follows:

                   "B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with calendar year 2001, by an amount equal to five percent (5%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event shall such annual increase exceed Five Hundred Thousand (500,000) shares."

              3. Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.



              IN WITNESS WHEREOF, The viaLink Company has caused this Amendment No. 1 to be executed on its behalf by its duly-authorized officer as of the 5th day of June, 2000.

                                          THE VIALINK COMPANY

                                          BY:    /s/ J. ANDREW KERNER
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                                          NAME:  J. Andrew Kerner
                                               --------------------------------
                                          TITLE: Sr. Vice President/CFO
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